REA Project Designation:

                           TENNESSEE 521-N1 DEKALB
                           -----------------------


                                  AMENDMENT

                        Dated as of December 15, 1971

                                     to

                                  TELEPHONE
                                LOAN CONTRACT

                  Dated as of October 15, 1951, as amended,

                                   between

                        DEKALB TELEPHONE COOPERATIVE

                                     and

                           UNITED STATES OF AMERICA




                   UNITED STATES DEPARTMENT OF AGRICULTURE
                    RURAL ELECTRIFICATION ADMINISTRATION


No.  2
   -----


              AGREEMENT, made as of December 15, 1971, pursuant to the Rural Electrification Act of 1936, as amended (7 U.S.C. 901 et seq.) between DEKALB TELEPHONE COOPERATIVE (herein-after called the "Borrower"), a corporation existing under the laws of the State of Tennessee, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Admini-stration.

       WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of October 15, 1951, and ten certain amendments thereto, dated, respectively, as of March 9, 1953, as of February 15, 1954, as of November 15, 1954, as of November 15, 1957, as of November 9, 1959, as of June 20, 1961, as of June 8, 1964, as of March 23, 1966, as of July 1, 1968, and as of February 13, 1970 (said telephone loan contract, as so amended, being hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the aggregate amount of the loans therein provided for by an amount not in excess of $1,250,000, and in certain other respects.

       NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

       SECTION 1. Section 1.1 of article I of the Loan Contract is amended to read as follows:

              SECTION 1.1. Amount and Purpose. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $7,821,000 which, together with the sum of $57,983 of equity funds to be deposited by the Borrower in the "Special Construction Account" hereinafter defined and provided for in sec-tion 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project") to serve approximately 7,286 subscribers and to be located in the Counties of Cannon, DeKalb, Rutherford, Smith and Wilson, and in counties contiguous thereto, all in the State of Tennessee.

       SEC. 2. Article II of the Loan Contract is amended by adding thereto a new section numbered and reading as follows:

              SEC. 2.13.  Prerequisites to Advances on Account of
       Additional Loan of $1,250,000. Notwithstanding anything in this agreement contained, the Government shall be under no obligation to advance any portion of the increase of not to exceed $1,250,000 in the amount of the Loan (herein-after called the "N1 Loan"), provided for in that certain agreement, dated as of December 15, 1971, made by and between the Borrower and the Government, unless and until the Borrower, in addition to complying with all other con-ditions of this agreement precedent to the advance of Loan funds, shall have delivered to the Administrator, in form and substance satisfactory to him, evidence that the Board of Directors has adopted revised tariffs or rate schedules for its entire system (including the Woodbury exchange which is being upgraded under the N1 Loan) which provide for 2-party rural rates without a mileage charge and zone rates for l-party service outside the base rate area, and which rates shall be satisfactory to the Administrator.


       SEC. 3. Section 4.l3 of article IV of the Loan Contract is deleted and in lieu thereof there is inserted the following:

              SEC. 4.13. Equal Opportunity Clause. The Borrower hereby agrees that it will incorporate or cause to be incorporated into any contract for construc-tion work, or modification thereof, as defined in Executive Order 11246 or in the rules and regulations of the Secretary of Labor, which is paid for in whole or in part with funds obtained from the Federal Government or borrowed on the credit of the Federal Government pursuant to a grant, contract, loan, insurance or guarantee, or undertaken pursuant to any Federal program involving such grant, contract, loan, insurance or guarantee, the following equal opportunity clause:

       During the performance of this contract, the contractor agrees as follows:

              (1) The contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The con-tractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The con-tractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this nondiscrimination clause.

              (2) The contractor will, in all solicitations or advertisements for employees placed by or on behalf of the contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

              (3) The contractor will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or workers' representative of the contractor's commitments under this section, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.


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              (4)    The contractor will comply with all provisions of
       Executive Order 11246 of September 24, 1965, and of the rules, regulations and relevant orders of the Secretary of Labor.

              (5) The contractor will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records and accounts by the administering agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.

              (6) In the event of the contractor's noncompliance with the nondiscrimi-nation clauses of this contract or with any of the said rules, regulations or orders, this contract may be cancelled, terminated or suspended in whole or in part and the contractor may be declared ineligible for further Government con-tracts or federally assisted construction contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in the said Executive Order or by rule, regulation or order of the Secretary of Labor, or as otherwise provided by law.

              (7) The contractor will include the provisions of paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for noncompliance: Provided, however, That in the event a contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the agency, the contractor may request the United States to enter into such litigation to protect the interests of the United States.

       The Borrower further agrees that it will be bound by the above equal opportunity clause in any federally assisted construction work which it performs itself other than through the permanent work force directly employed by an agency of government.

       The Borrower agrees that it will cooperate actively with the administering agency and the Secretary of Labor in obtaining the compliance of contractors and subcontractors with the equal opportunity clause and the rules, regulations and relevant orders of the Secretary of Labor, that it will furnish the administering agency and the Secretary of Labor such information as they may require for the supervision of such compliance, and that it will otherwise assist the administering agency in the discharge of the agency's primary responsibility for securing compliance. The Borrower further agrees that it will refrain from entering into any contract or contract modification subject to Executive Order 11246 with a contractor debarred from, or who has not demonstrated eligibility for, Government contracts and federally assisted construction contracts pursuant to Part II, Subpart D of Executive Order 11246 and will carry out such sanctions and penalties for violation of the equal opportunity clause as may be imposed upon contractors and subcontractors by the administering agency or the Secretary of Labor pursuant to Part II, Subpart D of Executive Order 11246. In addition, the Borrower agrees that if it fails or refuses to comply with these undertakings the administering agency may cancel, terminate or suspend in whole or in part this contract, may refrain from extending any further assistance under any of its programs subject to Executive Order 11246 until satisfactory assurance of future compliance has been received from such Borrower, or may refer the case to the Department of Justice for appropriate legal proceedings.


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       SEC. 4.  Article IV of the Loan Contract is further amended by adding at the end thereof the following two new sections numbered and reading as follows:

              SEC. 4.22. General Funds to be Deposited in Special Construction Account for Construction Purposes. The Borrower covenants and agrees that it will make deposits from its general funds into the Special Construction Account, provided for in section 2.4 hereof, at the times and in the amounts hereinafter specified, and that it will submit evidence to the Administrator, at such times as he shall request and in form and substance satisfactory to him, that such deposits have been made:

              (a)    a minimum of $90,000 by December
              31, 1972;

              (b)    a minimum additional amount of
              $90,000 by December 31, 1973; and

              (c)    a minimum additional amount of
              $85,000 by December 31, 1974;

until the Borrower has so deposited at least $265,000 of its general funds in said Special Construction Account.

None of the funds mentioned in (a), (b), or (c) above shall be withdrawn from said Account without prior approval of the Administrator and all such funds so deposited shall be subject to the same controls as Loan funds deposited in said Account. The Administrator may, in his discretion, allow credits against amounts to be so deposited, based upon amounts which have been or may be expended by the Borrower from its general funds after December 31, 1970 for REA-approved construction of the Project, exclusive of overhead, office, vehicle and work equipment, legal and similar miscellaneous costs. No such credits will be allowed, however, for any such construction which does not meet construction requirements acceptable to the Administrator.

              SEC. 4.23. Compliance with Environmental Requirements. The Borrower shall, with respect to all facilities which may be part of the Project, comply with applicable water and air pollution control standards and other environmental requirements imposed by federal or state statutes or regulations.


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       SEC. 5.  This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

       IN WITNESS WHEREOF the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.

                                       DEKALB TELEPHONE COOPERATIVE

                                       by   /s/ Jim Amonett

                                            President
(Seal)

Attest:  /s/ Raymond Duke

         Secretary

                                       UNITED STATES OF AMERICA

                                       by  /s/

                                                Administrator
                                                      of
                                       Rural Electrification Administration



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